Exhibit 99.(14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 29 to Registration Statement No. 333-150092 on Form N-6 of our report dated March 8, 2018 related to the consolidated financial statements of Pacific Life Insurance Company and Subsidiaries as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, appearing in the Statements of Additional Information, which are part of such Registration Statement, and to the references to us “experts” under the heading “Independent Registered Public Accounting Firm and Independent Auditors” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 19, 2018